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                                                                     EXHIBIT 12

                GREATER BAY BANCORP ANNUAL REPORT OF FORM 10-K
       STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                      FOR THE YEARS ENDED DECEMBER 31,
                                   -------------------------------------------
                                    1997     1996     1995     1994     1993
                                   -------  -------  -------  -------  -------
Income before income taxes........ $16,675  $ 9,310  $ 7,834  $ 6,721  $ 4,915
Fixed charges:
  Interest expense................  30,140   19,125   16,339   10,197    8,283
  Interest factor of rental
   expense........................     720      579      492      436      388
                                   -------  -------  -------  -------  -------
    Fixed charges.................  30,860   19,704   16,831   10,633    8,671
Less: interest expense on
 deposits.........................  27,907   18,644   15,495    9,815    8,273
                                   -------  -------  -------  -------  -------
  Net fixed charges...............   2,953    1,060    1,336      818      398
                                   -------  -------  -------  -------  -------
Earnings, excluding interest on
 deposits......................... $19,628  $10,370  $ 9,170  $ 7,539  $ 5,313
                                   =======  =======  =======  =======  =======
Ratio of earnings, excluding
 interest on deposits, to net
 fixed charges(/1/)...............    6.65x    9.78x    6.86x    9.22x   13.35x
Earnings, including interest on
 deposits......................... $47,535  $29,014  $24,665  $17,354  $13,586
                                   =======  =======  =======  =======  =======
Ratio of earnings, including
 interest on deposits, to fixed
 charges(/2/).....................    1.54x    1.47x    1.47x    1.63x    1.57x
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(1) For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.
(2) For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.